Exhibit 99
Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
	Jennifer A. Olson-Goude	Rob Litt
	Investor Relations	Media Relations
	Tel: 612 303-6277	Tel: 612-303-8266

FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces 2006 Fourth Quarter and Year-end Results
MINNEAPOLIS – January 24, 2007 – Piper Jaffray Companies (NYSE: PJC) today announced net income from continuing operations of $26.7 million, or $1.49 per diluted share, for the quarter ended Dec. 31, 2006, up from $11.9 million, or $0.63 per diluted share, in the year-ago period and up from $9.5 million, or $0.50 per diluted share, in the third quarter of 2006.
Net income from continuing operations for the quarter ended Dec. 31, 2006 included a benefit of $0.73 per diluted share due to a reduction of the reserve related to developments in a particular industry-wide litigation matter.
For the quarter ended Dec. 31, 2006, net income (including discontinued operations) was $20.6 million, or $1.15 per diluted share, up from $16.4 million, or $0.87 per diluted share, in the same quarter last year, and down from $186.6 million, or $9.79 per diluted share, in the third quarter of 2006, which included the gain from the sale of the company’s Private Client Services branch network.
For the full year of 2006, net income from continuing operations was $62.9 million, or $3.32 per diluted share, up from $25.2 million, or $1.32 per diluted share, in the prior year. Net revenues from continuing operations of $502.9 million represent a 19 percent increase over 2005, driven by increases across all capital markets businesses.
“We are extremely pleased to deliver a solid year of financial results, with strong top-line growth and improved profitability,” said Chairman and Chief Executive Officer Andrew S. Duff. “2006 was a pivotal year for Piper Jaffray as we repositioned our company to focus all our resources on our capital markets businesses. Our financial results demonstrate our strategy is sound, and we are confident about our prospects to deepen our sector expertise, broaden our product offerings and expand our geographic presence. We thank our clients for placing their trust in us and our employees for their hard work and dedication to our clients.”
Results of Continuing Operations
Fourth Quarter
Net Revenues
For the fourth quarter of 2006, continuing operations generated net revenues of $146.6 million, up 24 percent from $118.6 million for the fourth quarter of 2005 and up 26 percent compared to the third quarter of 2006.
Investment Banking
For the fourth quarter of 2006, total investment banking revenues were $91.7 million, up 25 percent compared to the fourth quarter of 2005, and up 27 percent compared to the third quarter of 2006.
•	Equity financing revenues were $31.3 million, up 60 percent compared to the fourth quarter of 2005, mainly driven by more completed transactions. Equity financing revenues increased 13 percent compared to the third quarter of 2006, primarily due to more completed transactions, offset in part by lower convertibles revenues and lower average revenues per transaction.

•	Advisory services revenues were $36.0 million, up 8 percent compared to the year-ago period, and up 42 percent compared to the third quarter of 2006, mainly driven by higher average revenues per transaction.

•	Fixed income financing revenues were $24.4 million, up 19 percent and 29 percent compared to the year-ago period and the third quarter of 2006, respectively. The improvement in revenues compared to both periods primarily resulted from higher average public finance revenues per transaction.

Following is a recap of completed deal information for the fourth quarter of 2006:
•	30 equity financings raising a total of $4.3 billion in capital, and the company was bookrunner on 13 of the equity financings. Of the completed transactions, 24 were U.S. public offerings, placing the company 15th nationally, based on the number of completed transactions. (Source: Dealogic)

•	10 mergers and acquisitions transactions with an aggregate enterprise value of $2.1 billion. The number of deals and the enterprise value include disclosed and undisclosed transactions. (Source: Piper Jaffray)

•	126 tax-exempt issues with a total par value of $2.0 billion, ranking the company fifth nationally, based on the number of completed transactions. (Source: Thomson Financial)
Institutional Sales and Trading
For the quarter ended Dec. 31, 2006, institutional sales and trading generated revenues of $50.8 million, up 9 percent from the same quarter last year and up 17 percent compared to the third quarter of 2006.
•	Equities sales and trading revenues were $29.5 million, up 5 percent from the year-ago period and up 3 percent compared to the third quarter of 2006.

•	Fixed income sales and trading revenues were $21.2 million, up 14 percent compared to the year-ago period, primarily due to higher revenues from high-yield and structured products. Compared to the third quarter of 2006, revenues rose 44 percent, resulting from higher revenues from high-yield and structured products, interest rate products, and cash trading.

Fourth Quarter
Non-Interest Expenses
For the fourth quarter of 2006, compensation and benefits expense was $88.6 million, up 33 percent and 28 percent, compared to the prior-year period and the third quarter of 2006, respectively. The increases compared to both periods were mainly attributable to increased variable compensation driven by higher profitability and investments in personnel.
Non-compensation expenses were $16.0 million for the current quarter, down 54 percent compared to the year-ago period and down 50 percent compared to the third quarter of 2006, mainly driven by a benefit from a reduction of the reserve for a particular litigation matter.
For the fourth quarter of 2006, pre-tax operating margin from continuing operations was 28.6 percent, of which 14.5 percentage points was due to a benefit from the litigation reserve reduction. Excluding that benefit, pre-tax operating margin from continuing operations was 14.1 percent, comparable to 14.3 percent for the year-ago period and up from 13.0 percent for the third quarter of 2006.
Full Year 2006
Net Revenues
For the year, net revenues from continuing operations were $502.9 million, up 19 percent compared to 2005. Revenues increased across all businesses and were particularly strong in equity financings.
Following is a recap of completed deal information for the full year of 2006:
•	99 equity financings raising a total of $13.6 billion in capital, and the company was bookrunner on 41 of the equity financings. Of the completed transactions, 80 were U.S. public offerings, placing the company 14th nationally, based on the number of completed transactions. (Source: Dealogic)

•	41 mergers and acquisitions transactions with an aggregate enterprise value of $7.3 billion. The number of deals and the enterprise value include disclosed and undisclosed transactions. (Source: Piper Jaffray)

•	452 tax-exempt issues with a total par value of $6.6 billion, ranking the company fourth nationally, based on the number of completed transactions. (Source: Thomson Financial)
Full Year 2006
Non-Interest Expenses
For the full year of 2006, compensation and benefits expense was $291.3 million, up 20 percent compared to 2005, mainly attributable to increased variable compensation driven by higher profitability and investments in personnel.
Non-compensation expenses for the full year were $113.8 million, down 20 percent from $141.4 million in 2005. The decrease was mainly due to a reduction of the reserve for a particular litigation matter in 2006 and the restructuring charge recorded in 2005.
For the full year of 2006, pre-tax operating margin from continuing operations was 19.5 percent, up from 8.6 percent in 2005. The significant improvement was driven by stronger net revenues, a benefit from the litigation reserve reduction, disciplined expense management, and the restructuring charge recorded in 2005.
Results of Discontinued Operations
Fourth Quarter
Discontinued operations include the restructuring and transaction costs incurred in connection with the company’s sale of its Private Client Services branch network to UBS AG, which closed on Aug. 11, 2006.
For the quarter ended Dec. 31, 2006, discontinued operations recorded a loss of $6.1 million, or $0.34 per diluted share, which included costs primarily for occupancy, severance and litigation-related expense. The company anticipates it will incur additional restructuring expenses in the first and second quarters of 2007 related to a system conversion.

Additional Shareholder Information

	As of Dec. 31, 2006	As of Sept. 30, 2006	As of Dec. 31, 2005
Full time employees:	1,108	1,134	2,871
Shareholders’ equity:	$ 924 million	$ 893 million	$ 755 million
Annualized Return on Average Tangible Shareholders’ Equity[1]	12.3%	NM	15.4%
Book value per share:	$54.43	$52.66	$41.10
Tangible book value per share:	$40.71	$38.90	$23.66

NM-Not Meaningful

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
(Dollars in thousands)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006
Shareholders’ equity	$904,403	$745,648	$924,439
Deduct: Goodwill and identifiable intangible assets	233,234	320,434	233,034

Tangible shareholders’ equity	$671,169	$425,214	$691,405

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Thomas P. Schnettler, vice chairman and chief financial officer, will host a conference call to discuss fourth quarter and full year 2006 financial results on Wednesday, January 24, 2007, at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the company’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 5543041 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET on January 24, 2007 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.
About Piper Jaffray
Piper Jaffray Companies is a leading, international middle-market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 24 offices across the United States and international locations in London and Shanghai. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (NYSE: PJC) (http://www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the expected benefits of the sale of our Private Client Services branch network, including the growth of our Capital Markets business, increased profitability and shareholder returns, may take longer than anticipated to achieve and may not be achieved in their entirety or at all; (2) strategies with respect to the deployment of sale proceeds may take longer than anticipated to be realized or may not be achieved in their entirety or at all; (3) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (4) developments in specific sectors of the economy have in the past adversely affected, and may in the future adversely affect, our business and profitability, (5) we may not be able to compete successfully with other companies in the financial services industry who are often larger and better capitalized than we are, (6) we have experienced significant pricing pressure in areas of our business, which may impair our revenues and profitability, (7) our ability to attract, develop and retain highly skilled and productive employees is critical to the success of our business, (8) our underwriting and market-making activities may place our capital at risk, (9) the volume of anticipated investment banking transactions may differ from actual results, (10) an inability to readily divest or transfer trading positions may result in financial losses to our business, (11) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure, (12) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (13) we may make strategic acquisitions of businesses, engage in joint ventures or divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business and may not yield the benefits we expect, (14) it is inherently difficult to predict accurately the timing and outcome of legal proceedings and the amounts of legal reserves are difficult to determine and subject to future revision; accordingly future results of operations could be adversely affected if reserves are required to be increased or legal proceedings are resolved in excess of established reserves, (15) our technology systems, including outsourced systems, are critical components of our operations, and failure of those systems or other aspects of our operations infrastructure may disrupt our business, cause financial loss and constrain our growth, (16) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm to our company, (17) regulatory capital requirements may limit our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (18) our exposure to legal liability is significant, and could lead to substantial damages, (19) the amount and timing of restructuring expenses associated with acquisition and divestiture activity are difficult to predict accurately, and our estimates may differ from actual results, (20) the business operations that we conduct outside of the United States subject us to unique risks, (21) we may suffer losses if our reputation is harmed, (22) our stock price may fluctuate as a result of several factors, including but not limited to changes in our revenues and operating results, (23) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, (24) increases in capital commitments in our proprietary trading, principal investing and similar activities increase the potential for significant losses, and (25) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Since 1895. Member SIPC and NYSE.
© 2007 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)		For the Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q06 vs.	4Q06 vs.	Dec. 31,	Dec. 31,	Percent
(Amounts in thousands, except per share data)	2006	2006	2005	3Q06	4Q05	2006	2005	Inc/(Dec)
Revenues:

Investment banking	$91,701	$72,107	$73,438	27.2%	24.9%	$294,808	$243,347	21.1%
Institutional brokerage	40,270	34,964	40,369	15.2	(0.2)	162,406	162,068	0.2
Interest	19,241	16,663	12,842	15.5	49.8	63,969	44,857	42.6
Other income	1,923	863	1,127	122.8	70.6	14,054	3,530	298.1

Total revenues	153,135	124,597	127,776	22.9	19.8	535,237	453,802	17.9

Interest expense	6,517	8,490	9,162	(23.2)	(28.9)	32,303	32,494	(0.6)

Net revenues	146,618	116,107	118,614	26.3	23.6	502,934	421,308	19.4

Non-interest expenses:

Compensation and benefits	88,609	69,079	66,571	28.3	33.1	291,265	243,833	19.5
Occupancy and equipment	8,955	6,878	7,896	30.2	13.4	30,660	30,808	(0.5)
Communications	6,452	5,761	5,906	12.0	9.2	23,189	23,987	(3.3)
Floor brokerage and clearance	3,485	3,759	3,449	(7.3)	1.0	13,292	14,785	(10.1)
Marketing and business development	7,543	5,887	5,744	28.1	31.3	24,731	21,537	14.8
Outside services	8,581	6,344	6,970	35.3	23.1	28,053	23,881	17.5
Cash award program	307	512	1,004	(40.0)	(69.4)	2,980	4,205	(29.1)
Restructuring-related expense	—	—	—	N/M	N/M	—	8,595	N/M
Other operating expenses	(19,294)	2,838	4,130	N/M	N/M	(9,109)	13,646	N/M

Total non-interest expenses	104,638	101,058	101,670	3.5	2.9	405,061	385,277	5.1

Income from continuing operations before income tax expense	41,980	15,049	16,944	179.0	147.8	97,873	36,031	171.6

Income tax expense	15,244	5,521	5,009	176.1	204.3	34,974	10,863	222.0

Net income from continuing operations	26,736	9,528	11,935	180.6	124.0	62,899	25,168	149.9

Discontinued operations:
Income/(loss) from discontinued operations, net of tax	(6,090)	177,085	4,428	N/M	N/M	172,354	14,915	1,055.6

Net Income	$20,646	$186,613	$16,363	(88.9)%	26.2%	$235,253	$40,083	486.9%

Earnings per basic common share
Income from continuing operations	$1.58	$0.53	$0.65	198.1%	143.1%	$3.49	$1.34	160.4%
Income/(loss) from discontinued operations	(0.36)	9.82	0.24	N/M	N/M	9.57	0.79	1111.4%

Earnings per basic common share	$1.22	$10.35	$0.89	(88.2)%	37.1%	$13.07	$2.13	513.6%

Earnings per diluted common share
Income from continuing operations	$1.49	$0.50	$0.63	198.0%	136.5%	$3.32	$1.32	151.5%
Income/(loss) from discontinued operations	(0.34)	9.29	0.23	N/M	N/M	9.09	0.78	1,065.4%

Earnings per diluted common share	$1.15	$9.79	$0.87	(88.3)%	32.2%	$12.40	$2.10	490.5%

Weighted average number of common shares
Basic	16,973	18,031	18,365	(5.9)%	(7.6)%	18,002	18,813	(4.3)%
Diluted	18,004	19,071	18,850	(5.6)%	(4.5)%	18,968	19,081	(0.6)%
N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Revenue From Continuing Operations (Detail)

	For the Three Months Ended			Percent Inc/(Dec)		For the Year Ended
	December 31,	September 30,	December 31,	4Q06 vs.	4Q06 vs.	December 31,	December 31,	Percent
(Dollars in thousands)	2006	2006	2005	3Q06	4Q05	2006	2005	Inc/(Dec)
Institutional sales and trading
Fixed income	$21,211	$14,723	$18,541	44.1%	14.4%	$75,170	$65,816	14.2%
Equities	29,542	28,591	28,058	3.3	5.3	122,422	117,380	4.3

Total institutional sales and trading	50,753	43,314	46,599	17.2	8.9	197,592	183,196	7.9

Investment banking
Underwriting
Fixed income	24,404	18,920	20,450	29.0	19.3	74,751	67,649	10.5
Equities	31,253	27,792	19,562	12.5	59.8	114,736	75,026	52.9
Advisory services	36,044	25,395	33,426	41.9	7.8	105,321	100,672	4.6

Total investment banking	91,701	72,107	73,438	27.2	24.9	294,808	243,347	21.1

Other income	4,164	686	(1,423)	507.0	N/M	10,534	(5,235)	N/M

Net revenues	$146,618	$116,107	$118,614	26.3%	23.6%	$502,934	$421,308	19.4%

N/M — Not meaningful